Exhibit 10.12

AMENDMENT NO. 1

TO THE

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

OF

GOLDMAN SACHS RENEWABLE POWER OPERATING COMPANY LLC

This Amendment No. 1 (this “Amendment”) to the Amended and Restated Limited Liability Company Agreement of Goldman Sachs Renewable Power Operating Company LLC (the “Company”), dated February 9, 2018 (as amended or restated, the “LLC Agreement”), is made on May 3, 2019. Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the LLC Agreement.

WHEREAS, the LLC Agreement may be amended with the consent of the Managing Member and without the consent of the Members in certain circumstances as set forth in Section 11.1 of the LLC Agreement, including to make any amendment that does not materially adversely affect the Members (taken as a whole); and

WHEREAS, the Managing Member wishes to amend the LLC Agreement as set forth herein.

NOW, THEREFORE, in consideration of the foregoing, the parties hereto agree to amend the LLC Agreement as follows:

1.    Definitions.

a.	The definition of “Acquisition Expenses” is hereby added as Section 1.6.2 of the LLC Agreement as follows (and the subsequent sub-sections in Section 1.6 are renumbered accordingly):

“Acquisition Expenses” is defined in Section 1.6.23.

b.	The definition of “Core Operating Profit” in Section 1.6.22 of the LLC Agreement is hereby amended as follows (additions appear bolded and double-underlined) and renumbered as Section 1.6.23:

“Core Operating Profit” is an amount equal to (i) the Project Operating Income (as defined below), plus (ii) any other net revenue of the Company (taking into account only the Company’s direct or indirect proportionate share of such amounts, but excluding any items of Other Profit or Loss (as defined below)), less (iii) the Administration Fee (if an amount is payable by the Company) (for the avoidance of doubt, the Administration Fee excludes administration fees borne directly or indirectly at the Project level by persons other than the Company), the Management Fee, Company Expenses (other than U.S. federal, state and local income taxes, if any, imposed on the Company) and the Economic Depreciation of Projects incurred during the applicable period, plus (iv) any Administration Fee Rebate (as defined below), less (v) any distributions made to tax equity investors (but not including any amounts paid to tax equity investors to acquire all or a portion of their interests in a Project (i.e., a buyout of such tax equity investor’s tax equity membership interest)), and plus or minus (vi) without duplication, any Other Profit or

Loss. For purposes of calculating Core Operating Profit, (a) a distribution to a tax equity investor pursuant to a tax equity agreement shall reduce Core Operating Profit from the date such a distribution is made through the date of the next expected distribution as determined by the Manager (such period, the “Distribution Period”) such that Core Operating Profit for each fiscal quarter that falls within a given Distribution Period shall be reduced by the total amount of the tax equity distribution multiplied by a fraction that is equal to the number of days in such quarter that fall within the Distribution Period divided by the total number of days during the Distribution Period1; (b) mark-to-market gains or losses on any assets or liabilities will be disregarded and (c) (1) expenses that the Manager determines to have been incurred in connection with the acquisition of a Project, regardless of when such expenses were incurred (“Acquisition Expenses”), will be capitalized into, and treated as part of, the Company’s total purchase price for such Project for purposes of the calculation of Economic Depreciation, whether or not such Acquisition Expenses are considered acquisition expenses under generally accepted accounting principles and (2) Acquisition Expenses will not be treated as “Company Expenses.”

c.

The definition of “Economic Depreciation” in Section 1.6.32 of the LLC Agreement is hereby amended as follows (additions appear bolded and double-underlined and deletions appear with a strike-through) and renumbered as Section 1.6.33:

“Economic Depreciation” is calculated with respect to each Project, by depreciating the Company’s total purchase ~~purchase price~~Purchase Price for ~~each~~such Project ~~(regardless of whether funded with equity or borrowed money, but excluding a mounts funded by tax equty in respect of such Project)~~ using straight-line depreciation over (i) for Projects that were acquired by the Operating Company at the commencement of such Project’s commercial operations, thirty-five (35) years, the expected operating life of such Projects or (ii) for all other Projects, thirty-five (35) years, less the number of years elapsed since the commencement of such Project’s commercial operations.

d.	The definition of “Purchase Price” is hereby added as Section 1.6.86 of the LLC Agreement (and all subsequent sub-sections in Section 1.6 are renumbered accordingly):

“Purchase Price” of a Project is an amount equal to: (i) all amounts paid in connection with the acquisition of the assets of a given Project (including, for example, renewable energy certificates), whether funded with equity or borrowed money, (ii) any debt assumed as part of the acquisition of the Project (the amount of such debt being equal to the balance of such debt as of the date of acquisition), (iii) any Acquisition Expenses, and (iv) any amounts paid to third parties who have an existing economic interest in the Project (such as tax equity investors or developers) for the purpose of acquiring such third parties’ economic interest in the Project.

[1]

For example, if the Company makes a semi-annual distribution of $180,000 on December 2 (30 days between December 2 and December 31) and expects to make its next semi-annual distribution on May 30 (180 days between December 2 and May 30), the fourth quarter Core Operating Profit would be reduced by $30,000 ($180,000 multiplied by 30/180)

2.    Ratification of the LLC Agreement. Except as otherwise expressly provided herein, all of the terms and conditions of the LLC Agreement are ratified and shall remain unchanged and continue in full force and effect.

3.    Miscellaneous. This Amendment shall be construed pursuant to, and shall be governed by, the laws of the State of Delaware, without regard to the principles of conflicts of laws thereof. This Amendment shall be binding upon and inure to the benefit of the parties hereto, their successors and permitted assigns. This Amendment may be executed in counterparts, each of which shall be an original but all of which together shall constitute one agreement. For purposes of this Amendment, the parties agree that facsimile and .PDF signatures shall serve as and be treated as equal to original signatures.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered as of the date first written above.

MANAGER:

Goldman Sachs Asset Management, L.P.

By:	/s/ Jon Yoder
	Name:	Jon Yoder
	Title:	Authorized Representatives

MEMBERS:

By:	The Company’s Board of Directors, as Attorney-in-Fact for such Persons who have entered into the related subscription agreements and such subscription agreements have been accepted by the Manager on behalf of the Company.

By:	/s/ Andrew Galloway
	Name:	Andrew Galloway
	Title:	Director

By:	/s/ Andrew Johnson
	Name:	Andrew Johnson
	Title:	Director

By:	/s/ John Lewis
	Name:	John Lewis
	Title:	Director

[Signature Page to Amendment No. 1 of A&R LLCA of Goldman Sachs

Renewable Power Operating Company LLC]